Exhibit 5.2

March 11, 2024

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

Ladies and Gentlemen:

ZOOZ Power Ltd., a company organized under the laws of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-4 (the “Registration Statement”) and the related proxy statement and prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities of the Company, including warrants (the “Warrants”) to purchase up to 6,022,500 ordinary shares of the Company.

As special U.S. counsel to the Company in connection with the proposed potential issuance of the above-referenced securities, we have reviewed the Registration Statement, Prospectus and the respective exhibits thereto. We have also reviewed such certificates of officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that the execution, delivery and performance by the Company of its obligations under the Warrants have been duly authorized by all necessary corporate action on the part of the Company.

Our opinion is limited to the laws of New York. We express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. Various matters concerning the laws of Israel are addressed in the opinion of Shibolet & Co., special Israeli counsel to the Company, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have, with your consent, assumed that the legal conclusions relating to such matters are correct.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we advise you that, in our opinion, assuming that the warrant agreements, as amended, governing the Warrants have been duly authorized, executed and delivered by the warrant agent and the Company, and such Warrants have been duly authorized, executed, issued and delivered in accordance with the warrant agreements, as amended, and the applicable agreements against payment thereto, the Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP